Exhibit 99.1



NASD: BOKF

For Immediate Release                      For Further Information Contact:
                                              Jesse Boudiette
                                              Corporate Communications Manager
                                              (918) 588-6532


                   BOK FINANCIAL TO ACQUIRE FIRST UNITED BANK

     Acquisition Accelerates Expansion for Colorado State Bank and Trust by
            Nearly Tripling Branch Locations in Greater Denver Area


     Colorado State Bank and Trust, N.A., will greatly expand its Denver-area market presence through parent company BOK Financial's agreement to acquire Colorado-based First United Bank, N.A., for $43 million.

     First United Bank operates 11 banking locations. The branches - in Denver and Colorado Springs - will be integrated into Colorado State Bank and Trust, which currently operates five branch locations in Denver and one location in Boulder.

     First United Bank's President and Chief Executive Officer Stephen P. Baltz said the bank's shareholders and customers will benefit from the combination.

     "Our clientele will enjoy a boost in the availability of expanded products and services," Baltz said. "Colorado State Bank and Trust's commitment to our community and existing branches will further enhance convenience for our customers."

     Colorado State Bank and Trust Chairman and CEO Greg Symons said the planned acquisition is part of the company's strategy to increase its Colorado market share for a number of business lines.

     "Our goal is to provide a conveniently located branch network, complemented by Internet banking services," Symons said. "The additional locations also will expand our personal service commitment to our Private Financial Services and Business Banking clients."

     Colorado State Bank and Trust also plans to leverage this acquisition to grow its additional specialty areas including trust and wealth management and oil and gas lending.

     According to Symons, both banks share a meaningful history in Denver.

     "First United Bank was founded in 1983, and it has a valuable branch network in this market," Symons said. "CSBT was founded in 1908 and our management team has strong roots here. We look forward to providing all of our customers with the personalized and responsive service that has been our hallmark for nearly 100 years."

     Symons said the planned acquisition should accelerate the strong growth Colorado State Bank and Trust has enjoyed recently. Since 2003, the bank has nearly tripled average assets. Its net income in 2006 was double that of 2005 and up almost 10 times since 2004.

     "We have a strong, talented team that has driven our success and we expect our best years are ahead of us," Symons said.

     The acquisition of First United Bank's parent company, United Banks of Colorado, is being made by Colorado State Bank and Trust's parent company, BOK Financial Corporation.

     Completion of the transaction is subject to approval by various regulatory agencies and United Bank's shareholders. Frederic Dorwart Lawyers served as legal counsel to Colorado State Bank and Trust and BOK Financial. First United Bank retained Bracewell & Giuliani, LLP for legal counsel and The Carson Medlin Company as their financial advisor.

     First United Bank has assets of $173.3 million. Colorado State Bank and Trust has average assets of over $1 billion, although BOK Financial has assets attributable to the Colorado market of $1.6 billion.

     BOK Financial has assets of $18.1 billion, loans of $10.7 billion and deposits of $12.4 billion. The company owns seven bank subsidiaries with operations in eight states and more than 160 locations, offers wealth management services nationwide and owns TransFund, the nation's 10th largest electronic funds transfer (ATM) network.

     Colorado State Bank and Trust is a subsidiary of BOK Financial Corporation, a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Additional holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Bank of Kansas City, N.A., BOSC, Inc., the TransFund electronic funds network, Southwest Trust Company, N.A. and AXIA Investment Management, Inc. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit www.bokf.com.

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